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                                                                   EXHIBIT 12(a)

                       DEAN FOODS COMPANY AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (Dollars in thousands)

                                                                 FISCAL YEARS ENDING MAY
                                                 2001         2000         1999         1998         1997
                                                 ----         ----         ----         ----         ----
Income (loss) from continuing operations
     before taxes                              $120,903     $173,274     $115,297     $143,730     $124,529
                                               ------------------------------------------------------------

Fixed charges:
        Interest expense                         74,053       50,148       39,098       21,101       15,071
        Portion of rentals (33%)                 18,414       16,797       13,916       10,758        8,417
                                               ------------------------------------------------------------

        Total fixed charges                      92,467       66,945       53,014       31,859       23,488
                                               ------------------------------------------------------------

Earnings from continuing operations before
     taxes and fixed charges                   $213,370     $240,219     $168,311     $175,589     $148,017
                                               ============================================================

Ratio of earnings to fixed charges                  2.3          3.6          3.2          5.5          6.3
                                               ============================================================